Exhibit 99.1
FOR IMMEDIATE RELEASE
BROCADE CONTACTS

Investor Relations	Media Relations
Shirley Stacy	Leslie Davis
Tel: 408-333-5752	Tel: 408-333-5260
sstacy@brocade.com	lmdavis@brocade.com
BROCADE RECEIVES NASDAQ NOTIFICATION RELATED TO
LATE FILING OF FORM 10-Q FOR THE THIRD QUARTER OF FISCAL 2005
Company Asks Nasdaq for Extension of Compliance Deadline
SAN JOSE, Calif. — Sept. 21, 2005 — Brocade Communications Systems, Inc. (Nasdaq: BRCDE) today announced that, as expected, the Company has received an additional Staff Determination notice from Nasdaq stating that the Company has failed to timely file its Form 10-Q for the third fiscal quarter ended July 30, 2005 and, therefore, is not in compliance with Nasdaq Marketplace Rule 4310(c)(14). As previously disclosed, Nasdaq initially informed the Company on June 10, 2005 that its securities would be delisted for failure to timely file its Form 10-Q for the second fiscal quarter ended April 30, 2005, unless the Company requested a hearing in accordance with applicable Nasdaq Marketplace rules. The Company subsequently requested and was granted a hearing with the Nasdaq Listing Qualifications Panel (the “Listing Panel”) on July 21, 2005. Also as previously disclosed, on August 18, 2005, the Listing Panel granted a conditional extension to the Company’s request for continued listing on the Nasdaq National Market until September 30, 2005 for the Company to make its requisite filings. This extension granted by the Listing Panel expressly contemplated the delayed filing of the Form 10-Q for the third fiscal quarter ended July 30, 2005.
Brocade Communications Systems, Inc.
1745 Technology Dr. San Jose, CA 95110
T 408.333.8000 F 408.333.8101
www.brocade.com

BROCADE NASDAQ NOTIFICATION — SEPTEMBER 21, 2005
The Company also announced today that the Company’s audit committee has not yet completed its internal investigation. As a result, the Company does not expect to file its Form 10-K/A for fiscal 2004 with respect to the Company’s restatement and its quarterly reports on Form 10-Q for the second and third quarters of fiscal 2005 by September 30, 2005. The Company has requested an extension from the Listing Panel until November 15, 2005 in which to file its Form 10-K/A for fiscal 2004 and its quarterly reports for the second and third quarters of fiscal 2005. The Listing Panel has not yet rendered its decision on the Company’s request for continued listing of the Company’s common stock until November 15, 2005. The Company’s securities will continue to trade on the Nasdaq National Market under the symbol “BRCDE” pending a decision by the Listing Panel.
There can be no assurance that the Listing Panel will grant the Company’s request for an additional extension of time or, if an extension is granted by the Listing Panel, that the Company will be able to file its requisite reports by such date. If the Company is not granted an extension of time to file its reports, or fails to file its reports prior to any additional deadline, the Company would be subject to delisting.
About Brocade
Brocade delivers the industry’s leading platforms and solutions for intelligently connecting, managing, and optimizing IT resources in shared storage environments. The world’s premier systems, server, and storage providers offer the Brocade SilkWorm family of fabric switches and software as the foundation for SAN solutions in organizations of all sizes. In addition, the Brocade Tapestry™ family of application infrastructure solutions extends the ability to proactively manage and optimize application and information resources across the enterprise. Using Brocade solutions, organizations are better positioned to reduce cost, manage complexity, and satisfy business compliance requirements through optimized use and management of their application infrastructures. For more information, visit the Brocade Web site at www.brocade.com or contact the company at info@brocade.com.

BROCADE NASDAQ NOTIFICATION — SEPTEMBER 21, 2005
Safe Harbor
This press release contains statements that are forward-looking in nature, including statements about the status of the listing of the Company’s securities on Nasdaq National Market. These statements are just predictions and involve risks and uncertainties, such that actual results may differ significantly. These risks include, but are not limited to, the possibility that the Listing Panel may reject the Company’s request for an extension, and as a result, delist the Company’s common stock; in the event that the Company is successful in obtaining an additional extension from Nasdaq, the Company may still not be able to file the requisite reports on a timely basis or otherwise comply with the Nasdaq listing requirements, which may also result in the delisting of the Company’s common stock; additional information or actions resulting from the continued review by the Company’s Audit Committee and its representatives as well as the ongoing investigations by the Securities Exchange Commission and Department of Justice; and other risks more fully described in the “Risk Factors” section in Brocade’s quarterly report on Form 10-Q for the first fiscal quarter of 2005 ended January 29, 2005.
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